Tactical Investment Series Trust 485BPOS

Exhibit 99(p)(5)

Code of Ethics
June 2022

Introduction

As evidence of the commitment of Synergy Asset Management, LLC (“Synergy”) to operate with integrity, we have adopted this Code of Ethics (the “Code”), which will be reviewed and, as appropriate, amended from time to time. The purpose of this Code is to identify the ethical and legal framework in which Synergy, and our supervised persons are required to operate, and to highlight some of the guiding principles and mechanisms for upholding our standard of business conduct, as set forth below. Maintaining a spirit of openness, honesty and integrity are of paramount importance. We believe that our supervised persons should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss with respect to our business, operations or compliance. Supervised persons will be required to acknowledge receipt of this Code.

Synergy is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This Code is intended to satisfy our obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). References in this Code to Rules are references to rules promulgated by the SEC pursuant to the Advisers Act unless stated otherwise.

Delivery of the Code and Written Acknowledgment

We will provide the Code to all new supervised persons at time of hire and annually thereafter. We will also provide updates to our Code when we make a material amendment and provide supervised persons with the updated version. All supervised persons are expected to carefully review this Code of Ethics and are strongly encouraged to ask questions. We will obtain written acknowledgement of the supervised person’s receipt of the Code whenever we distribute it.

Terms Used in this Code of Ethics

“Supervised Person” includes any employee, partner, officer, director (or other persons occupying a similar status or performing similar functions) as well as any other person that provides advice on the investment adviser’s behalf and is subject to the investment adviser’s supervision and control.

“Access Person” is any supervised person a) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Our directors, officers, and partners are presumed to be access persons.

“Reportable Security” includes stocks, bonds, partnership interests, options, rights, warrants, futures, contracts, convertible securities, other interests in investment funds, or any other securities that are related to securities in which our clients may invest or as to which we may make recommendations. The following are specifically excluded from the definition of “reportable security”:

●	Direct obligations of the Government of the U.S.

●	Bankers’ acceptances, bank CDs, commercial paper and high-quality short-term debit instructions, including repurchase agreement

●	Shares issued by money market funds

●	Shares issued by open-end mutual funds

●	Shares issued by UITs invested exclusively in open-end mutual funds

“Beneficial interest” includes not only securities or accounts the access person owns directly, but also owned by others for the access person’s benefit, such as a trust or partnership. “Beneficial interest” also includes securities held by the access person’s spouse, minor children, and any relative who lives full time in the access person’s home. An access person also has beneficial interest if he or she can invest or re-invest a security held in someone else’s name into the access person’s own name.

Standards of Business Conduct

It is the responsibility of all supervised persons to ensure that we conduct our business with the highest level of ethical standards and in keeping with our fiduciary duties to our clients. Supervised persons have a duty to place the interests of our clients first and to refrain from having outside interests that conflict with the interests of our clients. To this end, supervised persons are required to maintain the following standards:

●	comply with all applicable laws, rules and regulations including, but not limited to, federal securities laws

●	comply with Synergy’s compliance policies and procedures, as they are updated from time to time

●	deal honestly and fairly with clients

●	make no materially misleading statements to clients, including material omissions

●	disclose to clients potential and actual conflicts of interest

●	exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records

●	never place our own interests ahead of the clients’ interests

●	charge only fees that are reasonable and obtain best execution of investment transactions reasonably available under the circumstances

●	obtain written consent from the CCO for all outside business activities

●	disclose immediately to management any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of our policies and procedures

Fiduciary Duty

Section 206 of the Advisers Act prohibits us from engaging in fraudulent, deceptive or manipulative conduct. We are required to act with more than honesty and good faith alone; we have an affirmative duty of care and duty of loyalty. These are at the crux of our fiduciary obligations and require that we act in the best interests of our clients with loyalty, impartiality and prudence.

1.	Our Fiduciary Obligations

Synergy and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

●	the duty to provide advice that is in the client’s best interests - we must have a reasonable, independent basis for the investment advice we provide to our clients; we must ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances

●	the duty to seek best execution – ensuring our clients’ total costs are the most favorable under the circumstances; understanding best execution does not always equal “lowest possible commission cost,” but whether the transaction represents the best qualitive execution.

●	the duty of utmost care and loyalty to our clients – we must put the interests of our clients ahead of our own; we must disclose all conflicts of interests through full and fair disclosure; we will eliminate or minimize our conflicts of interests when possible given the facts and circumstances of those conflicts.

2.	How We Meet Our Fiduciary Obligations

Disinterested Advice. We will provide advice that is in our client’s best interest and if you perform investment advisory or supervisory functions, you must not place your interests ahead of the client’s interests under any circumstances.

Best Execution. We seek to maximize value for our clients and minimum costs when considering the full range and quality of a broker-dealer/custodian’s services. We will periodically and systematically evaluate the broker-dealers/custodians we use, the costs of transactions, the benefits to our clients, and other factors to assess the overall quality and costs to our clients of any broker-dealer/custodian we recommend.

Provide Written Disclosures. Our brochure and brochure supplements, Form ADV Part 2A, 2B, and Part 3 (Form CRS), and our investment advisory agreements with clients, collectively include language detailing all material facts regarding Synergy, the advisory services rendered, compensation payable to us and any conflicts of interest. Descriptions are intentionally clear and specific enough so that potential and current clients can understand them. Additionally, we are aware that while full and fair disclosure of all material facts relating to the advisory relationship or of conflicts of interest and a client’s informed consent prevent the presence of those material facts or conflicts themselves from violating our fiduciary duty, such disclosure and consent do not themselves satisfy our affirmative duty to act in the client’s best interest.

Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO will review with supervised persons the proper manner in which to make such disclosures, in addition to establishing procedures for monitoring compliance.

Confidentiality. We treat our advisory clients’ information and records with strict confidentiality.

Prohibited Conduct

All supervised persons must avoid any circumstances that might adversely affect, or appear to affect, your duty of complete loyalty to our clients. We must not:

●	employ any device, scheme, or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which we or any of our clients is a participant

●	make any untrue statement of a material fact, or omit to state to any person a material fact, necessary to make a statement of Synergy, considering the circumstances under which it is made, materially complete and not misleading

●	engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client, including, but not limited to, misrepresentation, nondisclosure of fees, and misappropriation of client funds

●	cause Synergy, acting as principal for its own account or for any account in which we or any person associated with us has a beneficial interest, to sell any security to or purchase any security from a client in violation of any applicable law

●	engage in any form of harassment

●	unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel

●	make any unlawful agreement with vendors, existing or potential investment targets or other organizations.

●	use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain.

Outside Business Activities

Supervised persons are required to obtain prior CCO approval before engaging in any outside business activities. Such activities are not necessarily industry-related or involve compensation. Outside business activities include, but are not limited to, the following:

●	being employed or compensated by any other person or entity

●	active in any other business including part-time, evening or weekend employment

●	serving as an officer, manager, director, partner, or similar role, in any other entity, including other investment adviser (registered and exempt-reporting), non-profit boards, and publicly traded companies

●	ownership interest in any non-publicly traded company or other private investments

●	routine public speaking engagements or writing activities outside of Synergy and your approved advisory activities

●	engaging or participating in any investment or business transaction or venture with a Synergy client outside of Synergy and your approved advisory activities

●	serving as a Trustee or executor (other than family relationships)

Service as a Director

No supervised person may serve as a director of a publicly held company without prior, written approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client. Where such service is authorized, supervised persons serving as directors will be isolated (by using information barriers) from other supervised persons who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

Activities to be Avoided

The following are potentially compromising situations that must be reviewed carefully and avoided when there are related concerns. Any exceptions must be reported to the CCO and written approval for continuation must be obtained from the CCO:

●	Participation in civic or professional organizations that might require divulging confidential information about Synergy.

●	Investing or holding outside interests or directorships in clients, vendors or customers or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action by us.

●	Engaging in any financial transaction with any of our vendors, investors or supervised persons, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from us; accepting, directly or indirectly, from any person or entity, other than Synergy compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Synergy; beneficially owning any security of, or having, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.

●	Using or authorizing the use of any inventions, programs, technology, or knowledge that is the proprietary information of Synergy.

●	Engaging in any conduct that is harmful to Synergy or that might otherwise have the appearance of impropriety.

Privacy of Client Information

Records and financial information, including information relating to client portfolios, pertaining to advisory clients must be treated with strict confidentiality. Neither Synergy nor any of its supervised persons will disclose such information about a client, except (a) as required by law, (b) on a “need to know basis” to persons providing services to Synergy (e.g., broker-dealers, accountants, custodians, administrators and transfer agents), or (c) with the express prior written consent of the client. A copy of the consent/denial of consent document will be filed in the client file.

Gifts & Entertainment

Gifts under $500 are considered de minimus for client gift giving purposes and do not require pre-approval or notice to the CCO. The firm requires gifts from clients over $500 be reported to the CCO and tracked for general supervisory purposes. Gifts to clients over $500 require pre-approval from the CCO. The gift report to the CCO must include the names of the giver and receiver, gift description, and cost (estimated value must be provided when the cost is not clear). We mean to be broad in our use of the word “gift,” and do not expect supervised persons to find loopholes around that term.

Synergy may occasionally entertain clients. The limit is $1000 per event, including dinners. The CCO must pre- approve any entertainment that is expected to be more than $1000.

Political Contributions (Pay-to-Play)

SEC Rule 206(4)-5 seeks to prevent conflicts around Synergy’s pursuit of business opportunities as a result of political contributions made by the firm or its associated persons. We are prohibited from providing advisory services for compensation to a Government Entity for up to two years after a contribution is made to a government official or candidate.

Synergy does not currently, nor does it intend to, provide advisory services for compensation to any Government Entity, or conduct other business that might potentially violate Rule 206(4)-5. Because there is a two-year lookback, if this practice changes, we will necessarily need to wait two years since we do not require supervised persons to report political contributions.

Personal Account Trading Policy

All access persons must comply with the procedures governing personal securities transactions set forth below. The CCO is responsible for maintaining current and accurate records of all personal securities transactions in which access persons have a direct or indirect beneficial interest.

1.	Introduction

The following procedures are designed to assist the CCO in avoiding potential conflicts of interests, identify improper trades or patterns of trading such as front-running and help prevent the misuse of material nonpublic information. This Personal Trading Policy is specifically applicable to “access persons” and is in addition to our policies applicable to all supervised persons, including (i) our Policy to Detect and Prevent Insider Trading, and (ii) other laws, rules, and regulations applicable to individual transactions by investment advisory personnel, securities industry supervised persons and fiduciaries generally.

Every access person is expected to be familiar with this Personal Trading Policy. These matters may be reviewed with the CCO at any time.

2.	Investment Accounts

Where possible, Synergy requests access persons to retain investment accounts for which they have direct or beneficial interest at one of the firm’s custodians – Charles Schwab & Co., Inc., TD Ameritrade Institutional, or Interactive Brokers. Each access person is requested to include such accounts under Synergy’s master account to provide direct visibility to the CCO. For all investment accounts held away from our primary custodians and not directly visible to the CCO, access persons must submit transactional information or a custodial statement to the CCO for review within 30 days of the end of each calendar quarter.

Where an access person has no direct or indirect influence or control on an investment, the access person will disclose the existing of such an arrangement to the CCO but may not need to report on those holdings and transactions. Examples include a blind trust or management by a third-party. Any exemption from the reporting requirements under our Personal Accounting Trading Policy requires written approval by the CCO. The CCO will require attestations from the access person, the trustee/third-party manager, or both parties.

3.	Pre-Review Required for Certain Securities Transactions

Pre-approval is required for any private securities transaction as well as any investment in an IPO. As with ongoing quarterly and annual reports of other personal securities transactions, this pre-approval requirement for certain investments applies when you have a direct or beneficial interest in the security. Pre-approval is also required for reportable securities transactions over $10,000 in value. Meaning, if you purchase $9,000 of a reportable security, you are not required to pre-approve the transaction. However, this is not intended to be a loophole where you place smaller trades over the course of a few days in order to avoid the pre-approval requirement. We will deem that to be a violation. If you will be making daily consecutive purchases that in total will be over the pre-approval value, you must get pre-approval for the entire series of transactions.

For all other reportable securities transactions, including ETFs, the CCO will conduct post-review through reports provided by access persons each quarter.

4.	Holdings Reports - Initial

Within 10 days of initial hire, new hires are required to provide to the CCO a listing of all reportable securities holdings, whether privately or publicly held, in which the access person has a direct or beneficial interest.

5.	Holdings Reports - Annual

Within 45 days following the completion of each calendar year, each access person is required to provide to the CCO a listing of all reportable securities holdings, whether privately or publicly held, in which the access person has a direct or beneficial interest.

6.	Transaction Reports - Quarterly

Within 30 days of the end of each calendar quarter each access person will submit a report to the CCO of all reportable securities transactions done in the most recent calendar quarter. If the account is held at one of our primary custodians and visible to the CCO, the access person will attest to this fact and no additional detail is required. In situations where a beneficial account has been approved to be held at a custodian other than our primary custodians, Synergy will request duplicate statements directly, or the access person will provide the CCO with each quarterly report.

7.	Access Persons

We have reviewed each of our supervised persons and determined if he or she meets the definition of “access person.” We retain this list in central compliance files and will communicate to any new supervised person whether they meet this definition, and on a future date if their status changes and they are deemed to be an “access person” at a future time. We maintain a list of all supervised persons, hire date, description of their roles, if an access person, and date they became an access person (if different from hire date).

8.	Supervision and Recordkeeping Requirements

We obtain initial, quarterly, and annual reports from access persons in a manner created by the CCO. The CCO will review reports and the reported holdings and/or transactions to ensure there are no conflicts with client trading and no violations of the firm’s Code of Ethics. The primary purpose of our Personal Trading Policy is to prevent conflicts of interest between our access persons’ personal trading and that of our clients. Violations will be promptly resolved, if appropriate and feasible, documented, and discussed with the access person. Repeat violations, or violations deemed egregious in nature, may result in disciplinary action.

Reporting of Violations and Whistleblower Policy

Supervised persons are required to promptly report any violations of this Code of Ethics to our CCO. Reports may be made on a confidential or non-confidential basis. Reports may be made verbally or in writing. We have a non- retaliation policy that applies to supervised persons who report such matters in good faith and have adopted a Whistleblower Policy, retained as a separate document for your review.

Training

Formal ethics training for supervised persons will occur on at least an annual basis. We strongly encourage all supervised persons to actively engage in the firm’s ongoing training, including asking questions, identifying issues for further discussion, and seeking clarification on any ambiguous or unclear policies or procedures. We want our supervised persons to fully understand our Code of Ethics and be able to identify both potential and actual conflicts of interest applicable to our business.

Review and Enforcement

The CCO is responsible for ensuring adequate supervision of the activities of all persons who act on our behalf in order to prevent and detect violations of the Code. Specific duties include, but are not limited to:

●	adopting, implementing and enforcing our compliance and supervisory procedures and controls, including those set forth in the firm’s Policy and Procedures Manual to ensure compliance with applicable laws;

●	training all supervised persons regarding our compliance policies and procedures;

●	establishing an annual review of our operations and our compliance policies and procedures to ensure that we have a system designed to provide reasonable assurance that our compliance policies and procedures are effective and are being followed; and

●	reviewing access persons’ personal securities transactions and reports.

Upon discovering that any person has failed to comply with the requirements of the firm’s Policy and Procedures Manual, including this Code of Ethics, we may impose on that person whatever sanctions we consider appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

Policies and Procedures Not Exclusive

This Code of Ethics, as well as other policies, procedures, standards and restrictions do not and cannot address each potential conflict of interest. Ethical behavior and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and awareness that activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about the application, or potential application, of this Code, or any of our compliance policies and procedures to a specific situation or occurrence, the CCO should be consulted.